EXHIBIT 2 TO
SCHEDULE 14D-9
SOLICITATION/RECOMMENDATION STATEMENT
UNDER SECTION 14(d)(4) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

EXCERPTS FROM NOTES TO CONDENSED FINANCIAL STATEMENTS
As filed with FORM 10-KSB of
PROFESSIONAL LEASE MANAGEMENT INCOME FUND I, L.L.C.

2. Discontinued Operations

Transactions with Manager and Affiliates - Discontinued Operations

During 2005 and 2004, the Fund's discontinued operations incurred these types of costs to PLM Financial Services, Inc. (FSI or the Manager) or its affiliates; management fees and data processing and administrative expenses. The components of these fees and expenses incurred to FSI or its affiliates were as follows (in thousands of dollars):

	2005	2004
Management fees	$169	$253
Data processing and administrative
expenses	305	393

3. Transactions with Manager and Affiliates

The Fund's owned equipment and interests in equity investments are managed by IMI, under a continuing management agreement. IMI receives a monthly management fee from the Fund for managing the equipment.

The equipment management agreement requires the payment of a monthly management fee attributable to either owned equipment or interests in equipment owned by the entities in which the Fund has an equity investment to be paid to IMI in an amount equal to the lesser of (i) the fees that would be charged by an independent third party for similar services for similar equipment or (ii) the sum of (A) for that equipment for which IMI provides only basic equipment management services, (a) 2% of the gross lease revenues attributable to equipment which is subject to full payout net leases, (b) 5% of the gross lease revenues attributable to equipment that is subject to operating leases, and (B) for that equipment for which IMI provides supplemental equipment management services, 7% of the gross lease revenues attributable to equipment for which IMI provides both management and additional services.

In certain circumstances, the Manager will be entitled to a monthly re-lease fee for re-leasing services following the expiration of the initial lease, charter or other contract for certain equipment equal to the lesser of (a) the fees which would be charged by an independent third party for comparable services for comparable equipment or (b) 2% of gross lease revenues derived from such re-lease, provided, however; that no re-lease fee shall be payable if such fee would cause the combination of the equipment management fee paid to IMI and the re-lease fees with respect to such transactions to exceed 7% of gross lease revenues.

During the liquidation phase of the Fund, PLM Transportation Equipment Corp. (TEC), a wholly-owned subsidiary of the Manager, will be entitled to receive an equipment liquidation fee equal to the lesser of (i) 3% of the sales price of equipment sold on behalf of the Fund, or (ii) 50% of the "Competitive Equipment Sale Commission," as defined in the agreement, if certain conditions are met. The Manager does not anticipate that the conditions required to earn this fee will be met.

During the years ended December 31, 2005 and 2004, FSI or its affiliates were paid or accrued management fees and the Fund reimbursed FSI or its affiliates for data processing and administrative expenses. The components of these expenses paid or accrued to FSI or its affiliates were as follows (in thousands of dollars):

EXCERPTS FROM NOTES TO CONDENSED FINANCIAL STATEMENTS
As filed with FORM 10-KSB of
PROFESSIONAL LEASE MANAGEMENT INCOME FUND I, L.L.C.

	Owned Equipment		Equity Investments
	2005	2004	2005	2004
Management fees	$706	$953	$57	$62
Data processing and administrative
expenses	193	98	8	6

The Fund had equity investments in affiliated entities that own equipment and other assets during 2005 and 2004. (see Note 5 to the financial statements)

The balance due to affiliates as of December 31, 2005 and 2004 of $0.2 million is due to FSI for management fees.

5. Equity Investments in Affiliated Entities

The Fund owns equipment and other assets jointly with affiliated programs. These are single purpose entities that do not have any debt or other financial encumbrances. The accounting policies followed by the entities in which the Fund has an equity investment are substantially the same as the Fund's accounting policies.

Ownership interest is based on the Fund’s contribution towards the cost of the assets in the equity investments. The Fund’s proportional share of equity and income (loss) in each entity is not necessarily the same as its ownership interest. The primary reason for this is that certain fees such as management and acquisition and lease negotiation fees vary among the owners of the equity investments. The Fund’s equity interest in the net income (loss) of equity investments is reflected net of management fees paid or payable.

The tables below set forth 100% of the assets, liabilities, and equity of the entities in which the Fund has an interest and the Fund’s proportional share of equity in each entity as of December 31, 2005 and 2004 (in thousands of dollars):
	TWA	TWA
	S/N 49183	MD-82
As of December 31, 2005	Trust[1]	Trust[2]	Total

Assets
Equipment less accumulated depreciation	$--	$419
Total assets	$--	$419
Liabilities
Due to affiliates	$5	$5
Total liabilities	5	5

Equity	(5)	414
Total liabilities and equity	$--	$419

Fund’s share of equity	$(2)	$202	$200

EXCERPTS FROM NOTES TO CONDENSED FINANCIAL STATEMENTS
As filed with FORM 10-KSB of
PROFESSIONAL LEASE MANAGEMENT INCOME FUND I, L.L.C.

	TWA	TWA	PLM
	S/N 49183	MD-82	Worldwide
As of December 31, 2004	Trust[1]	Trust[2]	Leasing Corp.[3]	Total

Assets
Equipment less accumulated depreciation	$--	$1,677	$--
Cash and cash equivalents	--	--	140
Accounts receivable	50	49	2,228
Other assets	--	--	4
Total assets	$50	$1,726	$2,372
Liabilities
Accounts payable	$--	$--	$2,205
Due to affiliates	8	8	--
Total liabilities	8	8	2,205

Equity	42	1,718	167
Total liabilities and equity	$50	$1,726	$2,372

Fund’s share of equity	$21	$841	$42	$904

1	The Fund owns a 50% interest in the TWA S/N 49183 Trust that owns an MD-82 stage III commercial aircraft.
2 The Fund owns a 50% interest in the TWA MD-82 Trust that owns an MD-82 stage III commercial aircraft.
3 The Fund owned a 25% interest in PLM Worldwide Leasing Corp. that was formed in 1995 and dissolved in 2005 that owned aircraft related assets.

EXCERPTS FROM NOTES TO CONDENSED FINANCIAL STATEMENTS
As filed with FORM 10-KSB of
PROFESSIONAL LEASE MANAGEMENT INCOME FUND I, L.L.C.

5. Equity Investments in Affiliated Entities (continued)

The tables below set forth 100% of the lease revenues and interest and other income, depreciation expense, general and administrative expenses, and net income (loss) of the entities in which the Fund has an interest, and the Fund‘s proportional share of income (loss) in each entity for the years ended December 31, 2005 and 2004 (in thousands of dollars):

	TWA	TWA	PLM
	S/N 49183	MD-82	Worldwide
For the year ended December 31, 2005	Trust[1]	Trust[2]	Leasing Corp.[3]	Total

Lease revenues and interest and other income	$1,152	$1,153	$601
Less: Depreciation expense	--	1,258	--
General and administrative expenses	71	71	590
Net income (loss)	$1,081	$(176)	$11

Fund’s share of net income (loss)	$541	$(74)	$1	$468

1	The Fund owns a 50% interest in the TWA S/N 49183 Trust that owns an MD-82 stage III commercial aircraft.
2 The Fund owns a 50% interest in the TWA MD-82 Trust that owns an MD-82 stage III commercial aircraft.
3 The Fund owned a 25% interest in PLM Worldwide Leasing Corp. that was formed in 1995 and dissolved in 2005 that owned aircraft related assets.

	TWA	TWA	PLM
	S/N 49183	MD-82	Worldwide
For the year ended December 31, 2004	Trust[1]	Trust[2]	Leasing Corp.[3]	Total

Lease revenues and interest and other income	$1,250	$1,249
Less: Depreciation expense	--	1,258
General and administrative expenses	74	74
Net income (loss)	$1,176	$(83)

Fund’s share of net income (loss)	$588	$(28)	$42	$602

As of December 31, 2005 and 2004, all equipment owned by the Fund’s equity investments were on lease.

All leased equipment owned by entities in which the Fund has an equity interest is being accounted for as operating leases. The Fund’s proportionate share of future minimum rent under noncancelable leases as of December 31, 2005 for the jointly owned equipment during each of the next five years and thereafter is approximately $1.2 million in 2006; $1.2 million in 2007; $1.0 million in 2008; and none thereafter.

PLM Worldwide Leasing Corp. was dissolved during the fourth quarter of 2005.

1	The Fund owns a 50% interest in the TWA S/N 49183 Trust that owns an MD-82 stage III commercial aircraft.
2 The Fund owns a 50% interest in the TWA MD-82 Trust that owns an MD-82 stage III commercial aircraft.
3 The Fund owned a 25% interest in PLM Worldwide Leasing Corp. that was formed in 1995 and dissolved in 2005 that owned aircraft related assets.

EXCEPRTS FROM NOTES TO CONDENSED FINANCIAL STATEMENTS
As filed with FORM 10-QSB of
PROFESSIONAL LEASE MANAGEMENT INCOME FUND I, L.L.C.

4. Discontinued Operations

Transactions with Manager and Affiliates - Discontinued Operations

During the three months ended March 31, 2005, Professional Lease Management Income Fund I, L.L.C., a Delaware Limited Liability Company (the Fund) discontinued operations incurred these types of costs to FSI or its affiliates; management fees and data processing and administrative expenses. No similar types of costs were incurred from discontinued operations during the three months ended March 31, 2006. The components of these fees and expenses incurred to PLM Financial Services, Inc. (FSI or the Manager) or its affiliates were as follows (in thousands of dollars):

Owned Equipment
2005
Management fees	$71
Data processing and administrative
expenses	104

5. Transactions with Manager and Affiliates

The balance due to affiliates as of March 31, 2006 and December 31, 2005 includes $0.2 million due to FSI for management fees.

During the three months ended March 31, 2006 and 1005, the Fund incurred management fees and data processing and administrative expenses to FSI or its affiliates. The components of these fees and expenses incurred to FSI or its affiliates were as follows (in thousands of dollars):

	Owned Equipment		Equity Investments
For the three months ended March 31,	2006	2005	2006	2005
Management fees	$193	$216	$6	15
Data processing and administrative
expenses	--	59	--	3

8. Equity Investments in Affiliated Entities

The Fund owns equipment jointly with affiliated programs. These are single purpose entities that do not have any debt or other financial encumbrances.

The tables below set forth 100% of the lease revenues and interest and other income, depreciation expense, administrative expenses, and net income (loss) of the entities in which the Fund has an interest, and the Fund‘s proportional share of income (loss) in each entity for the three months ended March 31, 2006 and 2005 (in thousands of dollars):

	TWA	TWA
For the three months ended	S/N 49183	MD-82
March 31, 2006	Trust[1]	Trust[2]	Total

Lease revenues and interest and other income	$301	$301
Less: Depreciation expense	--	314
Operations support	4	3
General and administrative expenses	8	8
Net income (loss)	$289	$(24)

Fund’s share of net income (loss)	$144	$(8)	$136

EXCEPRTS FROM NOTES TO CONDENSED FINANCIAL STATEMENTS
As filed with FORM 10-QSB of
PROFESSIONAL LEASE MANAGEMENT INCOME FUND I, L.L.C.

	TWA	TWA	PLM
For the three months ended	S/N 49183	MD-82	Worldwide
March 31, 2005	Trust[1]	Trust[2]	Leasing Corp.[3]	Total

Lease revenues and interest and other income	$308	$308	$317
Less: Depreciation expense	--	314	--
General and administrative expenses	19	20	308
Net income (loss)	$289	$(26)	$9

Fund’s share of net income (loss)	$144	$(9)	$2	$137

As of March 31, 2006 and December 31, 2005, all jointly-owned equipment in the Fund’s equity investment portfolio were on lease.

1	The Fund owns a 50% interest in the TWA S/N 49183 Trust that was formed in 1998 that owns an MD-82 stage III commercial aircraft.
2 The Fund owns a 50% interest in the TWA MD-82 Trust that was formed in 1998 that owns an MD-82 stage III commercial aircraft.
3	The Fund owned a 25% interest in PLM Worldwide Leasing Corp. that was formed in 1995 and dissolved in 2005 that owned aircraft related assets.